Exhibit 99.1


                                  NEWS RELEASE

     Abraxas Announces 2005 Capital Budget and Guidance for U.S. Operations

SAN ANTONIO (Jan. 31, 2005) - Abraxas Petroleum Corporation (AMEX:ABP) today announced a U.S. capital expenditure budget of $22 million for 2005, issued guidance for the year and provided an update for certain operational activities in the U.S.

Due to the previously announced initial public offering in Canada by our wholly-owned subsidiary, Grey Wolf Exploration Inc., this news release contains information regarding U.S. properties only.

In 2005, the U.S. budget contemplates the drilling of 16 wells, of which three are in South Texas, one in Wyoming and 12 in West Texas. All of the wells are development in nature and on existing leasehold.

As a result of 2004 financial estimates and current market conditions, Abraxas issued U.S. operating and financial guidance for 2005 as follows:

           Production:
                Bcfe                               6.5 - 7.5
                Exit Rate (Mmcfe/d)                  19 - 21
           Price Differentials:
                Gas ($/Mcf)                             0.55
                Oil ($/Bbl)                             0.75
           Lease Operating Expenses ($/Mcfe)            0.85
           G&A ($/Mcfe)                                 0.55
           D/D/A ($/Mcfe)                               1.25
           Capital Expenditures ($ millions)            22.0

Operationally, in the U.S., we have completed drilling on one 100% WI well in South Texas and have begun completion operations. While the Company has experienced delays in obtaining rigs, we are currently drilling one 100% WI well in South Texas and one 100% WI well in West Texas. In addition, three 100% WI wells in West Texas are anticipated to spud in February.

"Even though we find ourselves in a tightening environment in terms of available rigs and related services, we are optimistic about our ability to dramatically increase our capital expenditures on U.S. projects in 2005. Our expected drilling program of $22 million, a greater than two-fold increase above indenture constrained 2004 spending levels, is comprised of 16 different projects. As these projects are successfully completed, we anticipate a growing production profile in line with our guidance", commented Bob Watson, President and CEO.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company. The Company operates in Texas, Wyoming and western Canada.



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Safe Harbor for forward-looking  statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com